                                                                      Exhibit 99

NEWS RELEASE                                                              WATSCO

Barry S. Logan                                                      Watsco, Inc.
Chief Financial Officer                       2665 S. Bayshore Drive - Suite 901
(305) 714-4102                                           Coconut Grove, FL 33133
e-mail: blogan@watsco.com                                         (305) 714-4100
                                                             Fax: (305) 858-4492
                                                                  www.watsco.com

For Immediate Release:

                      WATSCO REPORTS THIRD QUARTER RESULTS

                               ------------------


MIAMI, FLORIDA, October 25, 2001 - Watsco, Inc. (NYSE: WSO) today announced operating and cash flow results for the quarter and nine-month period ended September 30, 2001.

The following performance data excludes third-quarter restructuring costs and other charges of 14 cents per share ($3.8 million after-taxes) related to the Company's manufactured housing and personnel staffing operations more fully discussed in the attached financial tables.

For the third quarter, earnings per share was 43 cents on net income of $11.9 million, even with last year. Sales were $336 million, including a 3% same-store sales decrease in the Company's primary HVAC channel. Sales results also include a 14% sales decrease in the Company's manufactured housing operation, 35 location closures completed during last year and the discontinuance of certain product lines. Gross profit was $82 million with gross selling margins improving 40 basis-points to 24.3%. Selling, general and administrative expenses decreased 6% to $60 million. Operating profit was $21.3 million with operating margin improving 10 basis-points to 6.3%. Interest expense decreased 30% to $2.4 million from lower borrowings and lower interest rates.

For the nine-month period, earnings per share was a record $1.00 on net income of $27.2 million. Sales were $965 million, including a 1% same-store sales decrease in the Company's primary HVAC channel, and also reflect 19% lower sales in the manufactured housing operation, location closures and discontinued product lines. Gross profit was $235 million with gross selling margins improving 50 basis-points to 24.3%. Selling, general and administrative costs decreased 3% to $183 million. Operating profit was $51.1 million with operating margins of 5.3%, even with last year. Interest expense decreased 19% to $7.9 million from lower borrowings and rates.

Watsco's sales performance during 2001 compares favorably to industry data compiled by the Air Conditioning and Refrigeration Institute (ARI). According to ARI's most recent report, distributor shipments through August 2001 declined 4% in the United States. In contrast, Watsco's same-store sales increased 1% in the Company's primary HVAC channel during the same period, a strong indicator that market share increases have been achieved.

Cash flow from operations for the third quarter more than doubled increasing from $11.9 million in 2000 to $33.5 million in 2001. For the nine-month period, cash flow from operations increased sharply to $29.1 million in 2001 versus $5.8 million in 2000. Free cash flow (operating cash flow less capital expenditures) for the quarter tripled to $32.7 million versus $10.6 million last year and, for the nine-months, improved to $26.4 million versus negative $.1 million in 2000. Watsco's debt-to-total capitalization at September 30, 2001 stands at 28% versus 37% a year ago.

Albert Nahmad, President and Chief Executive Officer commented: "A number of negative factors have affected the HVAC marketplace this year and we have worked our way through them, generating record earnings per share so far this year. We are also very pleased with record levels of cash flow and debt reduction. It is hard to predict how market conditions will continue to be affected by these dynamics. However, after factoring out this quarter's charges - all key measures that will improve our ongoing operating effectiveness, we are confident in our ability to achieve record earnings per share this year."

In September 2001, the Company adopted a plan to integrate the operations of its manufactured housing subsidiaries, close underperforming locations and exit certain relationships in its personnel staffing operation. In addition, the Company incurred other charges related to these operations in response to lower overall business volume. During the third quarter, the Company recorded restructuring and other charges of $3.8 million after-taxes (14 cents per share) related to these activities.

Mr. Nahmad added: "Our key products, central air conditioning systems, furnaces and related parts and accessories, are necessities in virtually all homes and businesses. Most consumers will not tolerate or incur the health-risk of living without the warmth of a furnace in winter or the cool, low-humidity environment provided by air conditioning in summer. The consumer-spending landscape has obviously been affected by recent events, but we believe our products are necessary to maintain a basic standard of life."

Watsco is the nation's largest independent distributor of air conditioning, heating and refrigeration equipment and related products in the distribution segment of the HVAC/R industry, currently operating 290 locations serving customers in 30 states. Additional information about Watsco may be found on the Internet at http://www.watsco.com.
            ---------------------

                                -----------------

This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market and regulatory factors. More detailed information about those factors is contained in Watsco's filings with the Securities and Exchange Commission.

                                  WATSCO, INC.
                       Consolidated Results of Operations
                        (In thousands, except share data)
                                   (Unaudited)

                                                        Nine Months Ended
                                                           September 30,
                                          ------------------------------------------------
                                              As           Pro-forma, as           As
                                           Reported           adjusted          Reported
                                             2001             2001 (C)            2000
                                          ----------       -------------       ----------
Revenue                                   $  965,270       $     965,270       $1,020,520
Cost of sales                                731,776 (A)         730,762          777,217
                                          ----------       -------------       ----------
Gross profit                                 233,494             234,508          243,303
SG&A expenses                                188,369 (B)         183,361          189,559
                                          ----------       -------------       ----------
Operating profit                              45,125              51,147           53,744
Interest expense, net                         (7,936)             (7,936)          (9,818)
                                          ----------       -------------       ----------
Income before income taxes                    37,189              43,211           43,926
Income tax provision                         (13,759)            (15,987)         (16,340)
                                          ----------       -------------       ----------
Net income                                $   23,430       $      27,224       $   27,586

Basic earnings per share                  $     0.90       $        1.05       $     1.03
Diluted earnings per share                $     0.86       $        1.00       $     0.99

Weighted average shares used to
calculate earnings per share:

Basic                                         25,956              25,956           26,707
Diluted                                       27,299              27,299           27,962

                                                        Three Months Ended
                                                           September 30,
                                          ------------------------------------------------
                                              As           Pro-forma, as           As
                                           Reported           adjusted          Reported
                                             2001             2001 (C)            2000
                                          ----------       -------------       ----------
Revenue                                   $  336,008       $     336,008       $  361,723
Cost of sales                                255,287 (A)         254,273          275,288
                                          ----------       -------------       ----------
Gross profit                                  80,721              81,735           86,435
SG&A expenses                                 65,488 (B)          60,480           64,042
                                          ----------       -------------       ----------
Operating profit                              15,233              21,255           22,393
Interest expense, net                         (2,408)             (2,408)          (3,424)
                                          ----------       -------------       ----------
Income before income taxes                    12,825              18,847           18,969
Income tax provision                          (4,745)             (6,973)          (7,056)
                                          ----------       -------------       ----------
Net income                                $    8,080       $      11,874       $   11,913


Basic earnings per share                  $     0.31       $        0.46       $     0.45
Diluted earnings per share                $     0.29       $        0.43       $     0.43

Weighted average shares used to
calculate earnings per share:

Basic                                         25,971              25,971           26,426
Diluted                                       27,424              27,424           27,748

     (A) Cost of sales includes restructuring charges of $328 related to the elimination of unproductive SKUs in the manufactured housing operation and $686 related to a terminated licensee's workers compensation program in the personnel staffing operation.
     (B) SG&A includes restructuring charges of $3,096 related to location integration and closures in the manufactured housing and personnel staffing operations. Also includes other charges of $827 related to accounts receivable reserves and settlement costs of a terminated licensee in the personnel staffing operation and an asset write-off of $1,085 related to a supply arrangement in the manufactured housing operation.
     (C)  Excludes the impact for items in (A) and (B).

                           Consolidated Balance Sheets
                                 (In thousands)

                                             September 30,      December 31,
                                                 2001               2000
                                             ------------       ------------
                                              (Unaudited)

Cash and cash equivalents                    $      8,399       $      4,781
Accounts receivable, net                          173,719            163,770
Inventories                                       210,234            205,805
Other current assets                               12,415             18,179
                                             ------------       ------------
     Total current assets                         404,767            392,535
Property  & equipment, net                         32,670             30,258
Other non-current assets                          133,295            140,677
                                             ------------       ------------
     Total assets                            $    570,732       $    563,470
                                             ============       ============

Accounts payable & accrued liabilities       $    117,109       $    112,207
Other current liabilities                             548              1,887
                                             ------------       ------------
                                                  117,657            114,094
Borrowings under revolving
     credit agreement                              90,000            138,000
Long-term notes                                    30,000                 --
Other long-term obligations                        10,622              7,212
                                             ------------       ------------
     Total liabilities                            248,279            259,306
Shareholders' equity                              322,453            304,164
                                             ------------       ------------
     Total liabilities and equity            $    570,732       $    563,470
                                             ============       ============